                                                                   EXHIBIT 12.01



GLENBOROUGH REALTY TRUST INCORPORATED
Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges and Preferred Dividends
For the five years ended December 31, 2000
and the three months ended March 31, June 30 and September 30, 2001
(in thousands)

                                                                                          Three      Three      Three
                                                                                          Months     Months     Months
                                                                                          Ended      Ended      Ended      Year To
                                               Year Ended December 31,                   March 31,   June 30,  Sept. 30,    Date
                             ----------------------------------------------------------  ---------  ---------  ---------  ---------
                               1996            1997       1998       1999        2000       2001       2001       2001       2001
                             ---------      ---------  ---------  ---------   ---------  ---------  ---------  ---------  ---------
EARNINGS, AS DEFINED

Net Income (Loss) before
  Preferred Dividends(2)     $  (1,609)     $  19,368  $  44,602  $  50,286   $  38,869  $  10,036  $  10,505  $  13,679  $  34,220
Extraordinary items                186            843      1,400       (984)      7,910        763        262        682      1,707
Minority Interest                  292          1,119      2,550      3,647       2,157        587        631        996      2,214
Fixed Charges                    3,913          9,668     53,289     64,782      63,281      8,876      9,487      9,855     28,218
                             ---------      ---------  ---------  ---------   ---------  ---------  ---------  ---------  ---------

                             $   2,782      $  30,998  $ 101,841  $ 117,731   $ 112,217  $  20,262  $  20,885  $  25,212  $  66,359
                             ---------      ---------  ---------  ---------   ---------  ---------  ---------  ---------  ---------

FIXED CHARGES AND PREFERRED
  DIVIDENDS, AS DEFINED

Interest Expense             $   3,913      $   9,668  $  53,289  $  64,782   $  63,281  $   8,876  $   9,487  $   9,855  $  28,218
Capitalized Interest                --             --      1,108      2,675       3,777      1,532      1,037      1,050      3,619
Preferred Dividends                 --             --     20,620     22,280      20,713      4,891      4,891      4,891     14,673
                             ---------      ---------  ---------  ---------   ---------  ---------  ---------  ---------  ---------
                             $   3,913      $   9,668  $  75,017  $  89,737   $  87,771  $  15,299  $  15,415  $  15,796  $  46,510

RATIO OF EARNINGS TO FIXED
  CHARGES(3)                      0.71(1)        3.21       1.87       1.75        1.67       1.95       1.98       2.31       2.08
                             ---------      ---------  ---------  ---------   ---------  ---------  ---------  ---------  ---------

RATIO OF EARNINGS TO FIXED
  CHARGES AND PREFERRED
  DIVIDENDS(3)                    0.71(1)        3.21       1.36       1.31        1.28       1.32       1.35       1.60       1.43
                             ---------      ---------  ---------  ---------   ---------  ---------  ---------  ---------  ---------

(1) For the twelve months ended December 31, 1996, earnings were insufficient to cover fixed charges by $1,131.

(2) Net Income (Loss) before Preferred Dividends includes depreciation and amortization expense as a deduction.

(3) Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges and Preferred Dividends includes depreciation and amortization expense as a deduction from earnings.